Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:

Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303 566-1000	303 566-1354

Time Warner Telecom Reports Solid First Quarter 2007 Results

Consolidated revenue increases 40% year over year

Delivers 18% growth in core enterprise revenue

Integration on track – completes key milestones

Achieves growing sales momentum

LITTLETON, Colo. – May 2, 2007 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its first quarter 2007 financial results, including $261.4 million of revenue, $76.3 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $13.8 million.

“We continue to deliver strong enterprise growth, drive sales momentum, and achieve key integration milestones related to our acquired operations,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “Similar to prior years, the quarter reflected expected seasonality as well as the impact of our acquired operations and the related integration costs. We are pleased to announce March was the highest sales month in the history of the Company, with continued strong momentum and a growing sales funnel going into the second quarter. In addition, our national enterprise segment achieved our largest enterprise customer sale to date. This was a terrific customer win and reflective of our growing sales opportunities.”

Highlights for the Quarter

(“Core2” operations are the Company’s operations excluding the results from the acquired operations and related integration costs. “Acquired3” operations are the results from an acquisition on October 31, 2006, excluding integration costs. Both core and acquired operations exclude the impact of a reclassification described on page 2. See pages 14 and 15 for more details.)

For the quarter ending March 31, 2007, the Company –

•	Grew total revenue 40% year over year and 9% sequentially

— Included core growth of 9% year over year and 1% sequentially

•	Grew enterprise revenue 57% year over year and 13% sequentially. Enterprise revenue represented 67% of total revenue for the quarter

— Included core growth of 18% year over year and 4% sequentially

•	Grew data and Internet revenue 45% year over year and 11% sequentially

— Included core growth of 30% year over year and 7% sequentially

•	Produced $76.3 million of M-EBITDA and 29% M-EBITDA margin, delivered $2.3 million of levered free cash flow[5]

Accounting reclassification and estimates

Pursuant to Emerging Issues Task Force (“EITF”) Issue 99-19, and upon the adoption of EITF 06-3 effective January 1, 2007, the Company revised its presentation for certain state and regulatory taxes and fees billed to customers by presenting them on a gross versus net basis. This has no impact on M-EBITDA or net income, but increases revenue and operating expense, and decreases the modified gross margin9 and M-EBITDA margins. This reclassification totaled $2.8 million for the quarter and has been excluded from the analysis related to changes in core and acquired revenue, but is included in total consolidated results as detailed on pages 14 and 15.

The Company extended the depreciable lives of its fiber assets from 15 years to 20 years, to better reflect the current estimate of the economic utilization of these assets. Effective as of January 1, 2007, this change in estimate was accounted for prospectively in accordance with Financial Accounting Standards Board Statement No. 154, and reduced the Company’s net loss by $4.9 million, or approximately $0.03 per share for the quarter.

Year over Year Results – First Quarter 2007 compared to First Quarter 2006

Revenue

Revenue for the quarter was $261.4 million, as compared to $186.2 million for the first quarter of 2006, an increase of $75.2 million, or 40%. The core operations reflected a 9% growth over the same period last year. Key changes in revenue included:

(core results exclude the reclassification to present certain taxes and fees on a gross versus net basis):

•	$60.5 million increase in revenue from enterprise customers, which included the impact of the acquired operations and a $19.9 million increase from core operations

•

$9.1 million increase in revenue from carriers, which included the impact of the acquired operations and a $3.0 million decrease from core operations due almost entirely to disconnects from one wireless customer. Excluding the impact of disconnects from this customer, carrier revenue from core operations was flat.

•	$2.8 million increase in intercarrier compensation primarily related to the acquired operations

•	$2.8 million increase for the reclassification to present certain taxes and fees on a gross versus net basis

By product line, the percentage change in revenue year over year was as follows:

•

45% increase for data and Internet services[6], which included the impact of the acquired operations and core growth. Core operations grew 30% due primarily to success with Ethernet and IP-based product sales

•	86% increase for voice services[7], included the impact of the acquired operations and core growth. Core operations grew 10% due primarily to growth in bundled voice products

•	16% increase for network services[8] due to the acquired operations. Core operations decreased 2% due primarily to disconnects from a wireless carrier

•	32% increase in intercarrier compensation primarily related to the acquired operations. Core operations increased 2%

The Company experienced a $1.1 million reduction in revenue from a wireless carrier from the prior quarter, and $3.0 million reduction from the same period last year, related primarily to the customer’s business consolidation. The Company expects the balance of this carrier’s consolidation-related disconnects to be substantially completed by year end.

Monthly revenue churn was 1.2% for the quarter. Excluding the impact of disconnects from all periods related to the wireless carrier noted above, revenue churn was 1.1% for the current and prior quarter and 1.3% for the first quarter of 2006. The Company expects to experience ongoing revenue churn, including disconnects from carrier customers related to their merger activities and network grooming.

Growth in core customers remained strong, achieving the highest quarter of customer additions in the Company’s history. Consolidated customer counts decreased due to an expected decrease in the acquired customers, reflecting the non-renewal of certain discontinued acquired products serving very small customers and more stringent credit practices. The impact on revenue for the related acquired customer churn was less than $1 million in the quarter. The Company expects this churn will continue as it completes its integration.

M-EBITDA and Margins

M-EBITDA grew $11.3 million to $76.3 million for the quarter, a 17% increase over the same period last year primarily reflecting the impact of the acquired operations and core revenue growth. M-EBITDA included $1.8 million of integration costs in the quarter, and none in the same period last year. Operating and selling, general and administrative costs (“SG&A”) increased, primarily reflecting the acquisition of the acquired operations. SG&A costs were relatively stable as a percent of revenue between periods. Operating costs increased as a percent of revenue reflecting increased access costs as the business integrates the acquired operations, higher personnel costs, and the reclassification to present certain taxes and fees on a gross versus net basis.

Consistent with previous guidance, M-EBITDA margin was 29% for the quarter as compared to 35% for the same quarter last year. Modified gross margin was 55% for the current quarter compared to 63% for the same period last year. The difference in margins between periods primarily reflects the items noted above for the change in M-EBITDA. In addition, the reclassification to present certain taxes and fees on a gross versus net basis decreased margins by less than 1/2 of a percent.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Loss

The Company’s net loss was $13.8 million, a loss of $.10 per share for the quarter compared to a net loss of $22.3 million, a loss of $.19 per share for the first quarter of 2006, reflecting strong M-EBITDA growth, significant net interest savings from prior year refinancing transactions, an increase in depreciation expense in the current quarter that was partially offset by a change in estimated useful lives of certain fiber assets and the change in M-EBITDA.

Sequential Results – First Quarter 2007 compared to Fourth Quarter 2006

Revenue

Revenue for the quarter was $261.4 million, as compared to $238.8 million for the fourth quarter of 2006, an increase of $22.6 million. The quarter reflected seasonality consistent with prior year trends. Revenue from core operations grew 1% over the prior quarter. Also reflected is the impact of recording three months versus two months of acquired operations in the prior quarter. Key changes in revenue included:

(core results exclude the reclassification to present certain taxes and fees on a gross versus net basis):

•

$17.8 million increase in revenue from enterprise customers. This included a $4.8 million sequential increase for core operations, which is nearly double the sequential increase achieved in the same period last year

•

$2.0 million increase in revenue from carrier customers, which included the impact of the acquired operations and a $2.3 million decrease from core operations with $1.1 million due to the wireless disconnects referenced above

•	$2.8 million increase for the reclassification to present certain taxes and fees on a gross versus net basis

By product line, the percentage change in revenue sequentially was as follows:

•

11% increase for data and Internet services, which included the impact of the acquired operations and core growth. Core operations included 7% growth due primarily to success with Ethernet and IP-based product sales

•	17% increase for voice services which included the impact of the acquired operations. Core operations were flat with the prior quarter due to seasonal trends in voice usage-based services

•	4% increase in network services due to the impact of the acquired operations. Core operations included a 2% decrease with approximately half related to the wireless disconnects

M-EBITDA and Margins

M-EBITDA was $76.3 million for the quarter, as compared to $80.2 million for the prior quarter. M-EBITDA margin was 29% for the quarter, as compared to 34% in the prior quarter. Modified gross margin was 55% for the quarter as compared to 59% in the prior quarter. The change in M-EBITDA primarily reflects beginning of the year payroll related costs and increased access costs as the business integrates the acquired operations, partially offset by increased M-EBITDA for the acquired operations from a full quarter of operations in the current quarter. The change in margins primarily reflects the impact of the lower margins of the acquired business and seasonal trends and higher access costs described above. In addition, the reclassification to present certain taxes and fees on a gross versus net basis decreased margins by less than 1/2 of a percent.

Net Loss

The Company’s net loss was $13.8 million, a loss of $.10 per share for the quarter compared to a net loss of $24.8 million, a loss of $.18 per share for the prior quarter. The change in net loss per share reflects debt extinguishment costs in the fourth quarter that did not recur and a decrease in depreciation expense due to a change in estimated useful lives of certain fiber assets.

Integration Milestones

The Company reported that the integration of its October 31, 2006 acquisition is on track and it completed substantial progress and key milestones including:

•

Network and Systems — integrated the consolidated national IP/transport network. This is a key milestone as it enables the acquired markets to now provide the more robust Internet services of the core operations. In addition, it provides the foundation to extend the Company’s full product suite to the acquired markets. This consolidated network also provides the connectivity that will enable cost savings once the Company fully grooms its networks.

•	People — employee transition and synergies plans are on schedule.

•

Markets — achieved substantial progress on integrating the 12 overlap markets, including office and technical space consolidation, product and process training and new market coverage plans, which will position the Company to leverage the local footprint and pursue increased sales opportunities.

“With the 12 overlap markets nearly completed and the significant progress we have achieved on integration, we are accelerating our schedule to deploy our full product suite to 10 additional acquired markets,” said John Blount, Time Warner Telecom’s Chief Operating Officer. “Upon completion of these efforts the Company will have enabled over half of the acquired markets with its full capabilities, and will create a growth platform as we go into 2008.” Concurrent with the product deployment to these markets, the Company expects to add personnel to complement its existing staff, and will begin selling its complete portfolio by the end of summer.

The Company continues to expect that cost synergies will be primarily realized in the later part of the 12 to 18 month integration process, or late in 2007 and into 2008. For 2007, the Company expects to invest $35 to $45 million of non-recurring expenditures for integration activities, including $15 to $20 million in operating costs and $20 to $25 million in capital expenditures. The nature of expenditures (operating or capital) and timing may fluctuate from quarter to quarter to achieve the necessary sequencing of network and systems improvements.

Other

The Company expects to spend approximately $3 to $4 million for its branding initiative, over the next three quarters. The Company has extended the right to use its existing Time Warner Telecom name through June of 2008.

M-EBITDA Margin Guidance

“Our integration is on plan and we have made substantial progress,” said Mark Peters, Time Warner Telecom’s Executive Vice President and Chief Financial Officer. “As a result of the lower margin of the acquired business and one-time costs primarily related to the integration, we expect our margins to remain near current levels until the one-time costs are behind us and we realize the expected cost synergies.”

Capital Expenditures (excluding Integration capital investments)

Excluding integration capital investments, capital expenditures were $49.2 million for the first quarter. For 2007, consistent with prior guidance, the Company expects capital expenditures, excluding integration investments, to be approximately $230 to $250 million, which will primarily be used to fund growth opportunities.

Summary

“We continue to deliver strong enterprise growth, drive sales momentum and achieve key milestones on integrating our acquired operations,” said Herda. “We are building on the growth platform we have created, and remain a leader in the enterprise market place.”

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on May 3 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, debt extinguishment costs, interest income, investment gains and losses, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

Core operations are defined as the Company’s operations excluding the results from the acquired operations and the related integration costs, and excluding the impact of the reclassification to present certain taxes and fees on a gross versus net basis as described on page 2.

(3)

Acquired operations are defined as the results of the acquisition of Xspedius Communications, LLC since October 31, 2006, excluding integration costs and excluding the impact of the reclassification to present certain taxes and fees on a gross versus net basis as described on page 2.

(4)

The Company defines un-levered free cash flow as Modified EBITDA less capital expenditures. Un-levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(5)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(6)

Data and Internet services include services that enable customers to connect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(7)	Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, 800 services, and VoIP.
(8)	Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, storage and video, using state-of-the-art fiber optics.

(9)

The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense under SFAS 123R. Modified gross margin is reconciled to gross margin in the financial tables.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure to Modified EBITDA, within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2007 and beyond, including expansion plans, growth prospects, expected margins, sales activity, expected customer disconnections, integration and branding costs, integration activities and results and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2006 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended March 31,
	2007	2006	Growth %
Revenue
Network services	$99,970	$86,356	16%
Voice services	79,930	42,932	86%
Data and Internet services	69,881	48,117	45%

Service Revenue	249,781	177,405	41%
Intercarrier compensation	11,611	8,782	32%

Total Revenue	261,392	186,187	40%

Expenses
Operating costs	117,380	70,058

Gross Margin	144,012	116,129
Selling, general and administrative costs	72,473	53,962
Depreciation, amortization and accretion	66,140	60,129

Operating Income	5,399	2,038
Interest expense	(23,462)	(28,694)
Interest income	4,539	4,395

Loss before income taxes	(13,524)	(22,261)
Income tax expense	285	—

Net Loss	$(13,809)	$(22,261)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$144,012	$116,129
Add back non-cash stock-based compensation expense	852	489

Modified Gross Margin	144,864	116,618	24%

Selling, general and administrative costs	72,473	53,962
Add back non-cash stock-based compensation expense	3,943	2,352

Modified EBITDA	76,334	65,008	17%

Non-cash stock-based compensation expense	4,795	2,841
Depreciation, amortization and accretion	66,140	60,129
Net Interest expense	18,923	24,299
Income tax expense	285	—

Net Loss	$(13,809)	$(22,261)

Modified Gross Margin %	55%	63%

Modified EBITDA Margin %	29%	35%

Free Cash Flow:
Modified EBITDA	$76,334	$65,008
Less: Capital Expenditures	55,104	37,946

Unlevered Free Cash Flow	21,230	27,062
Less: Net interest expense	18,923	24,299

Levered Free Cash Flow	$2,307	$2,763

Integration Costs, Included Above (2)
Operating costs & Selling, General and Administrative costs	$1,779	—
Capital Expenditures	5,866	—

Total	$7,645	—

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Represents costs to integrate the acquired operations. All amounts are included in the reported results above.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	March 31, 2007	December 31, 2006	Growth %
Revenue
Network services	$99,970	$95,892	4%
Voice services	79,930	68,457	17%
Data and Internet services	69,881	62,849	11%

Service Revenue	249,781	227,198	10%
Intercarrier compensation	11,611	11,583	0%

Total Revenue	261,392	238,781	9%

Expenses
Operating costs	117,380	98,085

Gross Margin	144,012	140,696
Selling, general and administrative costs	72,473	64,300
Depreciation, amortization and accretion	66,140	71,567

Operating Income	5,399	4,829
Interest expense	(23,462)	(23,317)
Debt extinguishment costs	—	(11,097)
Interest income	4,539	4,811

Loss before income taxes	(13,524)	(24,774)
Income tax expense	285	21

Net Loss	$(13,809)	$(24,795)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$144,012	$140,696
Add back non-cash stock-based compensation expense	852	603

Modified Gross Margin	144,864	141,299	3%

Selling, general and administrative costs	72,473	64,300
Add back non-cash stock-based compensation expense	3,943	3,246

Modified EBITDA	76,334	80,245	-5%

Non-cash stock-based compensation expense	4,795	3,849
Depreciation, amortization and accretion	66,140	71,567
Net Interest expense	18,923	18,506
Debt extinguishment costs	—	11,097
Income tax expense	285	21

Net Loss	$(13,809)	$(24,795)

Modified Gross Margin %	55%	59%

Modified EBITDA Margin %	29%	34%

Free Cash Flow
Modified EBITDA	$76,334	$80,245
Less: Capital Expenditures	55,104	55,805

Unlevered Free Cash Flow	21,230	24,440
Less: Net interest expense	18,923	18,506

Levered Free Cash Flow	$2,307	$5,934

Integration Costs Included Above (2)
Operating costs and Selling, General and Administrative costs	$1,779	$2,010
Capital Expenditures	5,866	3,511

Total	$7,645	$5,521

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Represents costs to integrate the acquired operations. All amounts are included in the reported results above.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1) (2) (3)

	Three Months Ended
	3/31/07	12/31/06	3/31/06
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	143,768	136,182	118,231

Basic and Diluted Loss per Common Share	$(0.10)	$(0.18)	$(0.19)

	As of
	3/31/07	12/31/06	3/31/06
Common shares (thousands)
Actual Shares Outstanding	144,554	142,815	119,527

Options (thousands)
Options Outstanding	12,559	13,738	17,448

Options Exercisable	7,642	8,977	11,833

Options Exercisable and In-the-Money	3,262	4,526	7,235

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	As of December 31, 2006 only Class A common shares remain outstanding.
(3)	Stock options, restricted stock units and convertible debt subject to conversion were excluded from the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	March 31, 2007	December 31, 2006
ASSETS
Cash and equivalents, and short-term investments	$305,851	$309,453

Receivables	80,103	87,105
Less: allowance	(11,887)	(13,182)

Net receivables	68,216	73,923

Other current assets	32,308	31,297

Property, plant and equipment	2,827,069	2,771,631
Less: accumulated depreciation	(1,540,161)	(1,477,519)

Net property, plant and equipment	1,286,908	1,294,112

Other Assets	541,990	544,452

Total	$2,235,273	$2,253,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$41,157	$41,388
Deferred revenue	23,356	22,582
Accrued taxes, franchise and other fees	77,395	78,795
Accrued interest	10,419	16,984
Accrued payroll and benefits	28,540	34,688
Current portion of debt and lease obligations	6,449	6,679
Other current liabilities	74,257	83,390

Total current liabilities	261,573	284,506

Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B due 1/7/2013	598,500	600,000
9 1/4% senior unsecured notes, due 2/15/2014	400,382	400,396
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750
Capital lease obligations	8,150	8,491
Less: current portion	(6,449)	(6,679)

Total long-term debt and capital lease obligations	1,374,333	1,375,958

Long-term Deferred Revenue	20,993	20,357
Other Long-Term Liabilities	19,526	19,768

Stockholders’ Equity	558,848	552,648

Total	$2,235,273	$2,253,237

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	3/31/07	12/31/06
Cash flows from operating activities:
Net Loss	$(13,809)	$(24,795)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, amortization, and accretion	66,140	71,567
Stock-based compensation	4,795	3,849
Deferred debt issue, extinguishment costs, premium on debt and other	573	11,792
Changes in operating assets and liabilities:
Receivables and prepaid expense	1,331	(928)
Accounts payable, deferred revenue, and other liabilities	(19,573)	2,713

Net cash provided by operating activities	39,457	64,198

Cash flows from investing activities:
Capital expenditures	(55,104)	(55,774)
Cash paid for acquisitions, net of cash acquired	(1,080)	(212,416)
Purchases of investments	(5,246)	(87,312)
Proceeds from maturities of investments	88,500	106,693
Proceeds from sale of assets and other investing activities	(87)	1,216

Net cash provided by (used in) investing activities	26,983	(247,593)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and in connection with the employee purchase plan	15,214	14,107
Net proceeds (costs) from issuance of debt	(850)	595,507
Retirement of debt obligations	—	(443,300)
Payment of debt and capital lease obligations	(1,810)	(487)

Net cash provided by financing activities	12,554	165,827

Increase (decrease) in cash and cash equivalents	78,994	(17,568)
Cash and cash equivalents at the beginning of the period	221,553	239,121

Cash and cash equivalents at the end of the period	$300,547	$221,553

Supplemental disclosures of cash flow information:
Cash paid for interest	$29,983	$20,049

Cash paid for debt extinguishment costs	—	$4,800

Addition of capital lease obligation	—	$31

Summary of Cash and equivalents and short-term investments:
Cash and cash equivalents at end of the period	$300,547	$221,553
Investments	5,304	87,900

	$305,851	$309,453

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$55,104	$55,774
Addition of capital lease obligation	—	31

Total capital expenditures	$55,104	$55,805

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2006				2007
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:

Route Miles
Metro	13,913	14,053	14,409	17,786	18,092
Regional	7,015	7,015	7,015	6,884	6,884

Total	20,928	21,068	21,424	24,670	24,976

Buildings (2)
Fiber connected buildings (on-net)	6,185	6,433	6,672	7,457	7,689
Type II (4)	16,865	17,623	18,355	18,953	19,622

Total	23,050	24,056	25,027	26,410	27,311

Networks
Class 5 Switches	38	38	38	71	71
Soft Switches	34	35	35	35	35

Headcount
Total Headcount	2,055	2,105	2,129	2,784	2,778
Sales Associates (3)	330	331	342	482	490

Customers
Total Customers	12,181	12,642	13,081	31,516	31,431

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Fiber connected buildings (e.g. “on-net”) represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for voice services, with a leased service from the Company’s distribution ring to the customer location.
(3)	Includes Sales Account Executives and Customer Care Specialists.
(4)	Excludes Type II buildings for the acquired operations in the quarter ended December 31, 2006 and March 31, 2007.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in millions)

Unaudited (1)

	Revenue — Three Months Ended
	3/31/07				3/31/06				Year over Year Change					Yr over Yr Growth
	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Sub Total	Reclass	Total Revenue	Core Operations	Total Revenue
	(2)	(3)	(4)
Revenue
Network services	$85.0	$13.4	$1.6	$100.0	$86.4	—	—	$86.4	$(1.4)	$13.4	$12.0	$1.6	$13.6	-2%	16%
Voice services	47.0	31.7	1.2	79.9	42.9	—	—	42.9	4.1	31.7	35.8	1.2	37.0	10%	86%
Data and Internet services	62.3	7.6	—	69.9	48.1	—	—	48.1	14.2	7.6	21.8	—	21.8	30%	45%

Service Revenue	194.3	52.7	2.8	249.8	177.4	—	—	177.4	16.9	52.7	69.6	2.8	72.4	10%	41%
Intercarrier compensation	9.0	2.6	0.0	11.6	8.8	—	—	8.8	0.2	2.6	2.8	—	2.8	2%	32%

Total Revenue	$203.3	$55.3	$2.8	$261.4	$186.2	—	—	$186.2	$17.1	$55.3	$72.4	$2.8	$75.2	9%	40%

	Revenue by Customer Type — Three Months Ended
	3/31/07				3/31/06				Year over Year Change					Year over Year Growth
	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Sub Total	Reclass	Total Revenue	Core Operations	Total Revenue
Enterprise Revenue	$131.0	$40.6	$2.8	$174.4	$111.1	—	—	$111.1	$19.9	$40.6	$60.5	$2.8	$63.3	18%	57%
Carrier Revenue	63.3	12.1	0.0	75.4	66.3	—	—	66.3	(3.0)	12.1	9.1	—	9.1	-5%	14%

	194.3	52.7	2.8	249.8	177.4	—	—	177.4	16.9	52.7	69.6	2.8	72.4	10%	41%
Intercarrier Compensation	9.0	2.6	0.0	11.6	8.8	—	—	8.8	0.2	2.6	2.8	—	2.8	2%	32%

	$203.3	$55.3	$2.8	$261.4	$186.2	—	—	$186.2	$17.1	$55.3	$72.4	$2.8	$75.2	9%	40%

	Capital Expenditures — Three Months Ended
	3/31/07 Cap-Ex	3/31/06 Cap-Ex
Ongoing Operations	$49.2	$37.9
Integration (5)	5.9	—

Total Capital Expenditures	$55.1	$37.9

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Core operations reflect the operations of the Company before the acquisition and the related incurrence of integration costs and excluding the reclassification note (4).
(3)	Acquired operations represent the operations acquired from Xspedius Communications, LLC on October 31, 2006.
(4)	The Company implemented a reclassification to present gross versus net, certain taxes and fees which were offset in operating costs, resulting in no impact on M-EBITDA or net income.
(5)	Integration costs represents the cost of integrating and consolidating the acquired operations.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in millions)

Unaudited (1)

	Revenue — Three Months Ended
	3/31/07				12/31/06				Sequential Change					Sequential Growth
	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Sub Total	Reclass	Total Revenue	Core Operations	Total Revenue
	(2)	(3)	(4)
Revenue
Network services	$85.0	$13.4	$1.6	$100.0	$86.7	$9.2	—	$95.9	$(1.7)	$4.2	$2.5	$1.6	$4.1	-2%	4%
Voice services	47.0	31.7	1.2	79.9	46.9	21.6	—	68.5	0.1	10.1	10.2	1.2	11.4	0%	17%
Data and Internet services	62.3	7.6	0.0	69.9	58.2	4.6	—	62.8	4.1	3.0	7.1	—	7.1	7%	11%

Service Revenue	194.3	52.7	2.8	249.8	191.8	35.4	—	227.2	2.5	17.3	19.8	2.8	22.6	1%	10%
Intercarrier compensation	9.0	2.6	0.0	11.6	9.8	1.8	—	11.6	(0.8)	0.8	—	—	—	-8%	0%

Total Revenue	$203.3	$55.3	$2.8	$261.4	$201.6	$37.2	—	$238.8	$1.7	$18.1	$19.8	$2.8	$22.6	1%	9%

	Revenue by Customer Type — Three Months Ended
	3/31/07				12/31/06				Sequential Change					Sequential Growth
	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Acquired Operations	Reclass	Total Revenue	Core Operations	Reclass	Sub Total	Reclass	Total Revenue	Core Operations	Total Revenue
Enterprise Revenue	$131.0	$40.6	$2.8	$174.4	$126.2	$27.6	—	$153.8	$4.8	$13.0	$17.8	$2.8	$20.6	4%	13%
Carrier Revenue	63.3	12.1	0.0	75.4	65.6	7.8	—	73.4	(2.3)	4.3	2.0	—	2.0	-4%	3%

	194.3	52.7	2.8	249.8	191.8	35.4	—	227.2	2.5	17.3	19.8	2.8	22.6	1%	10%
Intercarrier Compensation	9.0	2.6	0.0	11.6	9.8	1.8	—	11.6	(0.8)	0.8	—	—	—	-8%	0%

	$203.3	$55.3	$2.8	$261.4	$201.6	$37.2	—	$238.8	$1.7	$18.1	$19.8	$2.8	$22.6	1%	9%

	Capital Expenditures — Three Months Ended
	3/31/07 Cap-Ex	12/31/06 Cap-Ex
Ongoing Operations	$49.2	$52.3
Integration (5)	5.9	3.5

Total Capital Expenditures	$55.1	$55.8

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Core operations reflect the operations of the Company before the acquisition and the related incurrence of integration costs and excluding the reclassification in note (4).
(3)	Acquired operations represent the operations acquired from Xspedius Communications, LLC on October 31, 2006.
(4)	The Company implemented a reclassification to present gross versus net, certain taxes and fees which were offset in operating costs, resulting in no impact on M-EBITDA or net income.
(5)	Integration costs represents the cost of integrating and consolidating the acquired operations.